Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 15, 2018) pertaining to the Time Warner Inc. 1999 Stock Plan, the Time Warner Inc. 2003 Stock Incentive Plan, the Time Warner Inc. 2006 Stock Incentive Plan, the Time Warner Inc. 2010 Stock Incentive Plan, the Time Warner Inc. 2013 Stock Incentive Plan, and the Time Warner Savings Plan, for the registration of up to 63,000,000 shares of AT&T Inc. (AT&T) common stock, of our reports dated February 20, 2018, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2017 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
June 15, 2018